Exhibit 99.1

Unigene Announces Fourth Quarter and Full-Year 2012 Results

-Management to host conference call on March 12, 2013 at 11 a.m. ET-

March 11, 2013 – BOONTON, N.J. -- Unigene Laboratories, Inc. (PINK: UGNE) today announced financial results for the fourth quarter and full-year ended December 31, 2012 and provided a corporate update on the Company’s financial status and the expected impact of the March 5, 2013 meeting of the Advisory Committee to the U.S. Food and Drug Administration.

As noted in the Company’s press release dated March 6, 2013, the Advisory Committee concluded via a 12-9 vote that the benefits of calcitonin products, including Fortical, do not outweigh the potential risks associated with their use and, as a result, should not continue to be broadly marketed. Additionally, the Advisory Committee recommended via a 20-1 vote that fracture prevention data should be required for the approval of new oral calcitonin products in development for osteoporosis prevention and treatment. This recommendation could impact Unigene’s licensee, Tarsa Therapeutics, which is currently developing an oral calcitonin tablet for the treatment of postmenopausal osteoporosis.

Ashleigh Palmer, Unigene’s Chief Executive Officer, commented, “Unigene’s corporate status remains critical due to our current cash and debt position and the deleterious repercussions stemming from last year’s negative EMA ruling on calcitonin containing products. We are still evaluating the specifics of last week’s Advisory Committee’s recommendations. We understand the FDA is now taking those recommendations into consideration and we await the agency’s ruling, which we are certain will continue to have a material and adverse impact on the Company’s financial condition and operations in the near term. In particular, our primary source of revenue from our Fortical licensing agreement with Upsher-Smith Laboratories, will continue to decline and ultimately remains in jeopardy in its entirety.”

FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL SUMMARY

Unigene’s net loss for the fiscal quarter ended December 31, 2012 was $15.3 million or $(0.16) per share as compared to net income of $26.9 million or $0.18 per share for the corresponding period in 2011 on a fully diluted basis. The Company reported a net loss of $34.3 million for the full year ended December 31, 2012 or ($0.36) per share, compared to a net loss of $7.1 million or ($0.08) per share for 2011.

Revenue for the fiscal quarter ended December 31, 2012 decreased to $1.5 million from $12.5 million in the comparable period in 2011.

Cash and cash equivalents at December 31, 2012 totaled $3.8 million compared to $4.7 million at December 31, 2011. Based on management’s current cash flow projections, the Company will immediately need to obtain additional financing to fund operations, address its debt and restructure its balance sheet. The Company remains in default of the terms of its primary debt.

The Company is currently exploring various alternatives, including financing, debt restructuring and partnering options. On December 11, 2012, the Company announced that it retained Canaccord Genuity to assist with its exploration and evaluation of a broad range of strategic options, including, but not limited to, the strategic partnering of technology, the out-licensing of intellectual property and divestiture of certain assets, and the possible sale of the Company or one or more of our business units. If the Company is unable to obtain financing or implement a financially significant strategic option, it will not be able to continue as a going concern beyond March 31, 2013.

Ashleigh Palmer further commented, “We are hopeful that an arrangement may be reached with a lender to further extend our cash runway to allow us to continue to explore strategic options with Canaccord. Unigene’s management remains committed to our shareholders, and we continue to explore, evaluate and pursue every reasonably available opportunity to extend Unigene’s cash runway and monetize our assets.”

FOURTH QUARTER HIGHLIGHTS

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Engaged Canaccord Genuity to assist the Company with its exploration and evaluation of a broad range of strategic options, including, but not limited to, the strategic partnering of its technology, the out-licensing of intellectual property and divestiture of certain assets, and the possible sale of the Company or one or more of its business units.

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Entered into a definitive licensing agreement with Tarix Pharmaceuticals to develop an oral formulation of TXA127, Tarix’s lead peptide drug candidate. The oral formulation of TXA127 is being developed jointly by Unigene and Tarix under a previously agreed upon feasibility program whereby the companies leveraged Unigene’s Peptelligence™ technology platform to enable enhanced oral delivery of TXA127.

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Announced that the Company’s successful Phase 2 clinical trial evaluating an experimental oral parathyroid hormone (“PTH”) analog for the treatment of osteoporosis in postmenopausal women was published online by Bone, the Official Journal of the International Bone and Mineral Society. The Phase 2 study was also the subject of an oral presentation by Dr. Morten Karsdal, Chief Executive Officer of Nordic Bioscience, at the 2012 Annual Meeting of the American Society of Bone and Mineral Research (ASBMR).

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Licensee, Tarsa Therapeutics, reported positive results from a Phase 2 trial at the recent ASBMR annual meeting of its oral recombinant salmon calcitonin in the prevention of postmenopausal osteoporosis. Tarsa is developing its oral calcitonin under a licensing agreement with Unigene that provides Tarsa with exclusive development and worldwide commercialization rights to Unigene’s oral calcitonin product, with the exception of China.

UPDATES SUBSEQUENT TO QUARTER END

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In a meeting on March 5, 2013, the FDA Advisory Committee concluded via a 12-9 vote that the benefits of calcitonin products, including Fortical®, do not outweigh the potential risks associated with their use and, as a result, should not continue to be broadly marketed. Additionally, the Advisory Committee recommended via a 20-1 vote that fracture prevention data should be required for the approval of new oral calcitonin products in development for osteoporosis prevention and treatment. This recommendation could impact Unigene’s licensee, Tarsa Therapeutics.

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Awarded the Drug Delivery Partnerships™ Innovation Award for Industry Achievement in recognition of the Company’s 2012 clinical advances in the oral delivery of peptides, marking the second consecutive year in which Unigene was honored.

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Fully addressed a previously disclosed error related to the Company’s accounting for a non-cash embedded derivative liability and filed an amended annual report on Form 10-K/A for the year ended December, 31, 2011, amended quarterly reports on Form 10-Q/A for each of the quarterly periods ended June 30, 2012 and March 31, 2012, and the quarterly report on Form 10-Q for the quarter ended September 30, 2012.

Additional Financial Results & Notes

Revenue for the year ended December 31, 2012 decreased $11.1 million, or 54%, to $9.4 million from $20.5 million in 2011. This was primarily due to (i) a decrease in licensing revenue, (ii) the continuing decline in royalties from Fortical and (iii) a decrease in development fees and other revenues. Licensing revenue decreased $9.2 million or 90% in the year ended December 31, 2012 as compared to 2011. The decrease is a result of the termination of the license agreement with GSK, whereby previously deferred upfront and milestone payments in the aggregate amount of $7.7 million were recognized as revenue in 2011. Development fees and other revenue decreased 32% to $3.3 million in the year ended December 31, 2012 from $4.8 million in 2011. These items were partially offset by an increase in Fortical manufacturing revenues of $0.6 million, or 15%, to $4.4 million from $3.8 million in 2011 as a result of advanced purchase orders that will result in there being no Fortical manufacturing revenue in the first quarter of 2013.

Research and development expenses decreased $3.7 million, or 41%, in 2012 to $5.3 million from $9.0 million in 2011. The decrease in 2012 was primarily due to a decrease in oral PTH Phase 2 clinical trial expenditures of $4.1 million as a result of study completion. General and administrative expenses decreased $0.4 million or 4%, to $8.5 million in 2012 from $8.9 million in 2011.

Unigene had an operating loss of $3.0 million for the three months ended December 31, 2012, a decline of $9.3 million from the operating income of $6.4 million for the three months ended December 31, 2011. Operating loss for the twelve months ended December 31, 2012 increased approximately $5.9 million, or 169%, to $9.4 million from $3.5 million in 2011.

Net loss for 2012 increased $27.2 million, or 383%, to $34.3 million from $7.1 million in 2011. This was primarily due to an increase in the net change in fair value of an embedded conversion feature of $21.5 million and a decrease in revenue of $11.1 million, mainly due to a decrease in licensing revenue of $9.2 million and an increase in interest expense of $3.4 million. These items were partially offset by a decrease in operating expenses of $5.2 million and decreases in our losses from our investments in the former China Joint Venture and Tarsa of $0.8 million and $2.2 million, respectively.

The Company anticipates that its independent registered public accounting firm will include an explanatory paragraph in their audit opinion to be contained in the Company’s Annual Report on Form 10-K, including financial statements for the year ended December 31, 2012 that expresses substantial doubt about the Company’s ability to continue as a going concern based on its current financial resources and default status on its primary debt.

CONFERENCE CALL AND WEBCAST

Unigene’s senior management team will host a conference call and webcast on March 12, 2013 at 11:00 a.m. ET.

Interested participants and investors may access the conference call at 11 a.m. ET by dialing (866) 783-2138 (U.S./Canada) or (857) 350-1597 (international); participant code 31164797. An audio webcast can be accessed by logging on to the Investors & Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for two weeks beginning at 1:00 p.m. ET on March 12. Access numbers for this replay are (888) 286-8010 (U.S./Canada) and (617) 801-6888 (international); participant code 66573987. The webcast replay will remain available in the Investors & Media section of the Unigene Laboratories web site for 30 days.

ABOUT UNIGENE LABORATORIES, INC.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to: the impact of the March 5, 2013 recommendations of the advisory committee to the U.S. Food and Drug Administration on the Company, including its Fortical® revenues and equity stake in Tarsa Therapeutics, and third parties, including Tarsa’s development of its oral calcitonin product candidate; the Company’s ability to fund operations, address its debt and restructure its balance sheet, including its ability to continue as a going concern beyond March 31, 2013; the Company’s ability to undertake any strategic options, including the partnering of its technology, the out-licensing of intellectual property and divestiture of certain assets, and the sale of the Company or one of its business units; the Company’s ability to extent its cash runway through a loan, monetization of assets or otherwise; the Company’s or Tarix’s ability to successfully develop TXA127; the Company’s or any third party’s ability to successfully develop the Company’s PTH analog; the actions of the U.S. Food and Drug Administration with respect to calcitonin products; the anticipated going concern language expected to be contained in the Company’s auditor’s report in relation to the Company’s forthcoming Form 10-K for the year ended December 31, 2012; the market impacting potential our Peptelligence™ platform offers in formulating and developing oral peptide therapeutics targeting considerable unmet medical and patient need; the Company’s current management team, staff and advisors’ ability to capitalize on opportunities for Unigene; and the Company’s portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:

Joshua Drumm, Ph.D. / Jason Rando

Tiberend Strategic Advisors, Inc.

(212) 827-0020

jdrumm@tiberend.com

jrando@tiberend.com

SOURCE: Unigene Laboratories, Inc.

Tables to follow

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UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2012 and 2011

	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$3,813,492	$4,681,683
Accounts receivable	76,255	2,854,038
Accounts receivable – Tarsa	--	8,193
Inventory, net	898,042	1,283,550
Due from former China joint venture partner	--	600,000
Prepaid expenses and other current assets	848,573	862,761

Total Current Assets	5,636,362	10,290,225

Noncurrent inventory, net	1,063,633	1,946,647
Property, plant and equipment, net	2,651,819	2,977,058
Patents and other intangibles, net	1,920,574	2,020,458
Deferred financing costs, net	--	619,767
Other assets	40,513	341,014

Total Assets	$11,312,901	$18,195,169

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$731,359	$1,472,925
Accrued expenses	2,244,830	2,094,449
Current portion – accrued interest –Victory Park and Levys	14,618,402	--
Current portion – deferred licensing revenues	1,648,515	1,262,622
Current portion – deferred gain on sale/leaseback	116,760	116,760
Current portion – capital lease obligations	38,566	--
Embedded conversion feature liability	28,700,000	--
Notes payable – Victory Park –net of discount of $5,894,361 in 2012	41,922,248	--
Notes payable – Levys	14,437,518	750,000

Total Current Liabilities	104,458,198	5,696,756

Notes payable – Levys, excluding current portion	--	13,987,518
Notes payable – Victory Park –net of discount of $5,335,294 in 2011	--	32,683,456
Accrued interest –Victory Park and Levys, excluding current portion	--	11,827,982
Embedded conversion feature liability	--	12,470,000
Capital lease obligations, excluding current portion	27,975	--
Deferred licensing revenues, excluding current portion	5,050,539	6,101,287
Deferred gain on sale/leaseback, excluding current portion	515,723	632,483
Deferred compensation	--	492,851

Total Liabilities	110,052,435	83,892,333

Commitments and Contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 275,000,000 shares in 2012 and 2011; issued and outstanding: 95,586,644 shares in 2012 and 95,215,599 shares in 2011	955,866	952,156
Additional paid-in capital	116,932,088	115,691,958
Accumulated deficit	(216,627,488)	(182,341,278)

Total Stockholders’ Deficit	(98,739,534)	(65,697,164)

Total Liabilities and Stockholders’ Deficit	$11,312,901	$18,195,169

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Revenue:
Product sales	$4,414,106	$3,843,787	$5,246,159
Royalties	689,742	1,603,371	2,974,365
Licensing revenue	1,050,759	10,250,740	1,300,763
Development fees and other revenues	2,125,041	3,517,440	811,992
Tarsa revenue	1,158,505	1,293,008	1,006,935

Total Revenue	9,438,153	20,508,346	11,340,214

Operating Expenses:
Cost of goods sold	1,638,974	1,551,624	2,608,083
Research and development	5,310,731	9,015,749	6,428,041
General and administrative	8,547,416	8,887,010	7,685,039
Unallocated facility expenses	3,147,808	3,345,971	3,105,989
Loss on disposal of fixed assets	82,761	--	--
Inventory reserves	81,327	--	716,989
Loss on sale of patents	--	824,241	--
Severance expense - Levys	--	349,980	1,120,000

Total Operating Expenses	18,809,017	23,974,575	21,664,141

Operating Loss	(9,370,864)	(3,466,229)	(10,323,927)

Other income (expense):
(Loss) Gain on change in fair value of embedded conversion feature	(11,110,000)	10,390,000	(1,670,000)
Loss on extinguishment of debt	--	--	(14,381,239)
Qualifying therapeutic discovery grant	--	--	977,917
Interest and other income	98,922	58,535	85,546
Interest expense	(13,858,235)	(10,483,866)	(8,038,525)
(Loss) gain from investment in former China joint venture	(600,000)	(1,375,925)	115,774
Loss from investment in Nordic joint venture	(56,442)	--	--
Loss from investment in Tarsa	(650,571)	(2,819,143)	--

Loss before income taxes	(35,547,190)	(7,696,628)	(33,234,454)
Income tax benefit – principally from sale of New Jersey tax benefits	1,260,980	601,070	700,503

Net loss	$(34,286,210)	$(7,095,558)	$(32,533,951)

Loss per share – basic and diluted:
Net loss per share	$(0.36)	$(0.08)	$(0.35)

Weighted average number of shares outstanding – basic and diluted	95,451,670	93,181,384	91,961,673